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                                                                   EXHIBIT 99.3


PERSONAL AND CONFIDENTIAL
-------------------------

October 5, 2000


Board of Directors
Wit SoundView Group, Inc.
826 Broadway
New York, New York 10003

Re:  Post-Effective Amendment No. 1 to Registration Statement
     (File No. 333-42062) of Wit SoundView Group, Inc. Filed October 5, 2000

Gentlemen:

Attached is our opinion letter dated September 26, 2000 with respect to the fairness from a financial point of view to Wit SoundView Group, Inc. (the "Company") of the Total Consideration (as defined therein) proposed to be paid by the Company pursuant to the Agreement and Plan of Merger, dated as of May 15, 2000, as amended as of September 26, 2000, among the Company, Wit SoundView Corp., a wholly-owned subsidiary of the Company, and E*Offering Corp. ("E*Offering"), and the related Amended and Restated Strategic Alliance Agreement, dated as of September 26, 2000, among the Company and E*Trade Group, Inc.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

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Wit SoundView Group
October 5, 2000
Page Two


In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Opinion of Wit SoundView's Board of Directors" and "Opinion of Wit SoundView's Financial Advisor" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.